     EXHIBIT 23.3
Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Third Wave Technologies, Inc. for the registration of common stock, preferred stock, debt securities and warrants not to exceed $100,000,000 and to the incorporation by reference therein of our report dated March 4, 2005, with respect to the consolidated financial statements and schedule of Third Wave Technologies, Inc. for the year ended December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Milwaukee, Wisconsin
February 6, 2008